----------
  FORM 4
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[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

     Azria                          Rene-Pierre
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     (Last)                         (First)              (Middle)

     c/o Jarden Corporation
     555 Theodore Fremd Avenue
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                                    (Street)

     Rye                            NY                   10580
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     (City)                         (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Jarden Corporation (JAH)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4.   Statement for Month/Day/Year

     October 24, 2002
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |x|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

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7.   Individual or Joint/Group Filing (Check Applicable Law)

     |x|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
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
                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                             5.
                                  2A.                                                        Amount of
                     2.           Deemed                                                     Securities       6.
                     Trans-       Execution    3.             4.                             Beneficially     Ownership   7.
                     action       Date,        Transaction    Securities Acquired (A)        Following        Form: (D)   Nature of
                     Date         if any       Code           or Disposed of (D)             Reported         Direct      Indirect
1.                   ----------   ----------   (Instr. 8)     (Instr. 3 and 4)               Transactions     or (I)      Beneficial
Title of Security    (Month/      (Month/      ------------   ---------------------------    (Instr. 3 and    Indirect    Ownership
(Instr. 3)           Day/Year)    Day/Year)     Code     V    Amount   (A) or (D)   Price    4)               (Instr.4)   (Instr.4)
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

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


                          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                 (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or               3A.               Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise    3.       Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   Trans-   tion     action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      action   Date,    Code     of (D)        (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  Date     if Any   (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   (Month   (Month   8)       4, and 5)     Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  /Day     /Day     -------  ------------  Exer-    tion               of      (Inst.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     /Year)   /Year)   Code  V   (A)    (D)   cisable  Date     Title     Shares  5)      4)        4)       4)
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
Stock        $23.96  10/24/02          A         2,000       10/24/03  10/24/12  Common   2,000           2,000      D
Options                                                                          Stock
(Right to
Buy)(1)
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

(1)  Granted pursuant to the issuer's 2001 Stock Option Plan, as amended.

*    If the form is filed by more than one reporting person, See Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).




/s/ Ian G.H. Ashken                                      October 24, 2002
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**Signature of Reporting Person                          Date
Ian G.H. Ashken, as Attorney-in-fact
for Rene-Pierre Azria